                                                                   Exhibit 99.1

NORTHWAY FINANCIAL, INC.                            9 Main Street
                                                    Berlin, New Hampshire 03570

Contact:    Richard P. Orsillo
            Senior Vice President
            and Chief Financial Officer
            603-752-1171                            FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES THIRD QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, October 28, 2003...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) reported net income for the quarter ended September 30, 2003 of $978,000, or $0.65 per share, compared to $175,000, or $0.12 per share, for the same quarter in 2002, an increase of $803,000. Net income for the nine months ended September 30, 2003 was $2,613,000, or $1.74 per share, compared to $2,216,000, or $1.46 per share, for the nine months ended September 30, 2002, an increase of $397,000.

         Commenting on the third quarter results, William J. Woodward, Chairman, President and Chief Executive Officer of the Company stated: "We are pleased with the results of our latest quarter. Two of the more significant factors in the improvement of earnings are the more favorable market conditions for investment securities and the acquisition last October of three branches in the Laconia area. During this past quarter, we made further progress in continuing to optimize the effectiveness of our technology resources, with a focus on improved customer service and greater internal efficiency."

         The Company declared a quarterly dividend on October 28, 2003 of $0.17 per share payable November 12, 2003 to shareholders of record on November 7, 2003.

         Net interest and dividend income for the third quarter of 2003 increased by $333,000 to $5,637,000 compared to $5,304,000 for the third quarter of 2002. The provision for loan losses for the third quarter of 2003 decreased $15,000 to $210,000, compared to $225,000 for the third quarter of last year. Securities gains for the quarter increased $621,000 to $614,000, compared to a loss of $7,000 for the same period last year. Noninterest income for the quarter, excluding securities gains, increased $228,000 to $1,102,000 compared to $874,000 for the same period last year. During the third quarter, the Company recorded a write-down of equity securities in the amount of $65,000 compared to $814,000 for the third quarter of last year. Other operating expense, excluding write-down of equity securities, increased $694,000 to $5,542,000 for the quarter, compared to $4,848,000 for the same period last year.

         Net interest and dividend income for the nine months ended September 30, 2003 increased by $1,381,000 to $17,438,000, compared to $16,057,000 for the same period last year. The provision for loan losses for the first nine months of 2003 decreased $20,000 to $655,000, compared to $675,000 for the first nine months of 2002. Securities gains for the first nine months of 2003 increased $584,000 to $851,000, compared to $267,000 for the same period last year. Noninterest income year-to-date, excluding securities gains, increased $582,000 to $2,886,000, compared to $2,304,000 for the same period last year. During the first nine months of 2003, the Company recorded a write-down of equity securities in the amount of $184,000 compared to $814,000 for the same period last year. Other operating expense, excluding write-down of equity securities, increased $2,497,000 to $16,234,000 for the first nine months of 2003, compared to $13,737,000 for the same period last year.

         At September 30, 2003, Northway Financial had total assets of $619,982,000 compared to $542,093,000 at September 30, 2002, an increase of $77,889,000. This increase in total assets was funded by both the October 2002 acquisition of three branch facilities located in Laconia, Pittsfield, and Belmont, New Hampshire by Pemigewasset National Bank, a subsidiary of the Company and an increase in Federal Home Loan Bank advances. Loans, including loans held-for-sale, at September 30, 2003 increased $56,789,000 to $461,476,000, compared to September 30, 2002. Investments, including federal funds sold, increased $15,268,000 to $106,588,000. Total deposits were $473,875,000 at September 30, 2003, an increase of $54,221,000 over September 30, 2002. Total borrowings increased $19,929,000 to $75,633,000. Total equity increased $2,252,000 to $46,670,000.

         During the quarter the Company repurchased 5,000 shares of stock for approximately $151,000 pursuant to the Company's current stock repurchase program. An additional 91,915 shares are authorized for repurchase under the current stock repurchase program.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and Pemigewasset National Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for re-engineering and new technology initiatives, projections of revenue, income or loss, plans for future operations, including in new markets, and acquisitions, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in technology, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                   (Unaudited)
             (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                       September 30,
                                             2003                    2002

Total assets                             $  619,982              $  542,093
Loans, net (1)                              461,476                 404,687
Investments (2)                             106,588                  91,320
Deposits                                    473,875                 419,654
Borrowings                                   75,633                  55,704
Capital securities                           20,000                  20,000
Stockholders' equity                         46,670                  44,418

Book value per share                     $    31.12              $    29.29
Tangible book value per share (3)             21.34                   23.92
Leverage ratio                                 6.85%                   9.22%
Shares outstanding                        1,499,574               1,516,574

                                   For the Three Months     For the Nine Months
                                       Ended Sept 30,          Ended Sept 30,
Operating results:                    2003        2002        2003        2002
Net interest and dividend income    $ 5,637     $ 5,304     $17,438     $16,057
Securities gains (losses), net          614          (7)        851         267
Other noninterest income              1,102         874       2,886       2,304
Loan loss provision                     210         225         655         675
Write-down of equity securities          65         814         184         814
Other operating expense               5,542       4,848      16,234      13,737
Income before tax                     1,536         284       4,102       3,402
Income tax expense                      558         109       1,489       1,186
Net income                          $   978     $   175     $ 2,613     $ 2,216

Earnings per share                  $  0.65     $  0.12     $  1.74     $  1.46
Return on average assets               0.62%       0.13%       0.58%       0.58%
Return on average equity               8.26%       1.55%       7.61%       6.69%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Board stock and investment securities available-for-sale.
(3) Includes a deduction of $14,676 and $7,849 for goodwill, core deposit intangible and mortgage servicing assets for 2003 and 2002, respectively.